Exhibit 99.1

PRESS RELEASE

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EDT April 27, 2006

Exar Corporation Reports Fiscal 2006 Fourth Quarter and Year-End Results

Highlights

• 5th Consecutive Quarter of Revenue Growth • 2nd Consecutive Quarter of Operating Profitability	• 17% Revenue Growth Year/Year • EPS increase over 50% Year/Year

Fremont, California, April 27, 2006 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2006 fourth quarter and year-end operating results. Revenue for the quarter ended March 31, 2006 was $17.6 million, a 3.3% increase compared to the prior quarter and a 28.7% increase from $13.7 million for the same period last year. The fourth quarter fiscal 2006 operating income was $0.6 million, as compared to operating income of $0.12 million for the prior quarter and operating loss of $1.2 million for the fourth quarter fiscal 2005. Net income for the quarter ended March 31, 2006 was $2.9 million, up sequentially from $1.1 million and up from $1.3 million in the same period last year. For the quarter ended March 31, 2006 EPS were $0.08 per diluted share, up from $0.03 per diluted share in the prior quarter and up from $0.03 per diluted share in the fourth quarter fiscal 2005.

Gross margin for the fourth quarter of fiscal 2006 was 70.2% as compared to 67.5% in the prior quarter and 70.8% for the same period last year. The increase in gross margin for the fourth quarter of fiscal 2006 was due to changes in product mix. The gross margin for the fourth quarter of fiscal 2005 included the sale of $0.22 million of previously written-down inventory.

For the fourth quarter of fiscal 2006 selling, general and administrative expenses include an accrual of approximately $0.36 million for proxy expense reimbursement to GWA Investments, LLC and GWA Master Fund, L.P.

Revenue for the fiscal year ended March 31, 2006 was $67.0 million compared to $57.4 million for fiscal year 2005. Net income for fiscal year 2006 was $7.8 million as compared to a net income of $5.3 million for the previous fiscal year. For the fiscal year 2006, EPS were $0.20 per diluted share an increase from EPS of $0.13 per diluted share for fiscal year 2005.

“We are particularly encouraged by our achievements in the just concluded periods. The March fiscal 2006 quarter marked our fifth consecutive quarter of revenue expansion. Operating profitability increased and we saw an increase in revenue from recently introduced products,” remarked Dr. Roubik Gregorian, President and CEO. “We closed fiscal 2006 near operating break-even as we continue to maximize financial leverage through ongoing cost control measures and drive revenue growth with a broadened product offering. As we enter fiscal 2007 we are hopeful that market conditions will continue improving as we consider opportunities to increase shareholder value,” stated Dr. Gregorian.

Product Summary

Continuing its focus on technology innovation, the Company unveiled industry first products in Storage and Serial Communications, as well as further expanded its Clock and Timing Solutions portfolio.

Storage

During the quarter, the Company formally entered the storage market with the Xstor ™ family of SATA/SAS port multipliers. The first devices — the XRS10L140 and XRS10L240 (an industry first six-port SATA port multiplier & port selector combination) improve signal integrity, increase reliability and resolve bandwidth bottlenecks. They target a wide variety of data storage environments including data management systems for both consumer and Small Medium Enterprise (SME) applications.

Serial Communications

Further strengthening its product leadership position, the Company launched the industry’s first dual-channel 66MHz PCI 3.0 compliant UART device. The XR17V252 offers a seamless upgrade path for product transitions from 33MHz to 66MHz and targets higher speed interconnects found in emerging opportunities in industrial, computer, and telecom server markets. In addition, the Company released its highest performance UART with the eight-channel XR16V798. It is the first in a new generation of 8Mbps devices supporting faster data transmission speeds required by cutting-edge industrial applications.

Clock and Timing Solutions

Expanding its clock and timing portfolio, the Company launched low skew and low-jitter Zero Delay Buffers (ZDB) devices with the XRK39351 and XRK39653 which target applications spanning from telecommunications and networking to servers and consumer.

Regulatory Compliance/Current Business Outlook

During the fourth quarter fiscal 2006 the Company received written confirmation from NASDAQ that the Company was in compliance with all listing requirements.

The Company adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company reports its financial results in accordance with GAAP. Additionally, the Company from time to time supplements reported GAAP financials with Non-GAAP measures which are included in related press releases and Reports filed with the SEC, copies of which are available at the Company’s website: http://www.exar.com or the SEC at: http://www.sec.gov.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the first quarter fiscal 2007 ending June 30, 2006, the Company is forecasting a similar revenue improvement over the quarter just completed. The Company expects stock option expenses, to be accounted in accordance with the provisions of SFAS123R, to begin impacting fiscal 2007 results in the first quarter.

Earnings Conference Call

The Company invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the fourth quarter and fiscal 2006 year-end, today, Thursday, April 27, at 1:30 p.m. EDT. To access the conference call, please dial (800) 874-8975 by 1:20 p.m. EDT. In addition, a live webcast will also be available. To access the webcast, please go to the Exar investors’ homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EDT today until 8:00 p.m. EDT on May 4, 2006. To access the replay, please dial (800) 642-1687 and use conference ID number 7763281.

Safe Harbor Statement

The Company’s statements about its future financial performance, growing optimism in the market and possibility of a continued rise in carrier spending, relationship with Alcatel, distribution and OEM trends, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending in the telecommunications and data communications markets; limited visibility associated with customer demand for network and transmission products; the possible loss of, or decrease in orders from, an important customer; adjustments in interest rates and cash balances; vendor capacity constraints; possible disruption in commercial activities as a consequence of terrorist activity, natural disasters, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products, including those for which the Company has achieved design wins; competitive factors, such as pricing or competing solutions; customer ordering patterns; accounting considerations related to option expensing; the level of inventories maintained at the Company’s OEMs and distributors; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2005, and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2005, September 30, 2005 and December 31, 2005.

About Exar

Exar Corporation, celebrating its 20th year on NASDAQ, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for a variety of markets including networking, serial communications, clock and timing, and storage. Leveraging its industry-proven analog design expertise and system-level knowledge, Exar delivers to customers a wide array of technology solutions for their current as well as next generation products. The Company is based in Fremont, CA, had fiscal 2006 revenues of $67.0 million, and employs approximately 260 people worldwide. For more information about the Company visit: http://www.exar.com

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	MARCH 31, 2006	MARCH 31, 2005
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$329,528	$446,285
Accounts receivable, net	7,429	3,899
Inventories	5,531	3,659
Other current assets	7,178	6,340

Total current assets	349,666	460,183

Property, plant and equipment, net	27,770	27,317
Other long-term investments	2,828	3,978
Deferred income taxes, net	10,550	11,130
Goodwill and intangible assets, net	10,021	—
Other non-current assets	1,751	1,672

Total assets	$402,586	$504,280

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,770	$12,891
Long-term obligations	1,411	1,342

Total liabilities	15,181	14,233

Total stockholders’ equity	387,405	490,047

Total liabilities and stockholders’ equity	$402,586	$504,280

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	MARCH 31, 2006	DECEMBER 31, 2005	MARCH 31, 2005	MARCH 31,
				2006	2005
Net sales	$17,574	$17,009	$13,656	$67,024	$57,369

Cost of sales:
Product cost of sales	4,994	5,280	3,994	20,629	18,213
Amortization of purchased intangible assets	240	240	—	920	—

Total cost of sales	5,234	5,520	3,994	21,549	18,213

Gross profit	12,340	11,489	9,662	45,475	39,156

Operating expenses:
Research and development	6,259	6,178	5,691	24,691	22,025
Selling, general and administrative	5,475	5,187	5,136	21,291	20,660

Total operating expenses	11,734	11,365	10,827	45,982	42,685

Gain on legal settlement	—	—	—	—	1,208

Income (loss) from operations	606	124	(1,165)	(507)	(2,321)

Interest income and other, net:
Interest and other income, net	3,161	2,902	2,711	12,297	8,546
Net loss on long-term investments	—	(1,215)	—	(1,215)	—

Total other income, net	3,161	1,687	2,711	11,082	8,546
Income before income taxes	3,767	1,811	1,546	10,575	6,225
Provision for income taxes	904	702	233	2,789	906

Net income	$2,863	$1,109	$1,313	$7,786	$5,319

Earnings per share:
Basic earnings per share	$0.08	$0.03	$0.03	$0.20	$0.13

Diluted earnings per share	$0.08	$0.03	$0.03	$0.20	$0.13

Shares used in the computation of earnings per share:
Basic	35,472	35,202	41,829	38,152	41,532

Diluted	35,639	35,347	42,537	38,510	42,423